Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Cleantech Solutions International, Inc. on Form S-3 (File No. 333-188142) of our report dated March 30, 2016 with respect to our audit of the consolidated financial statements of Cleantech Solutions International, Inc. as of December 31, 2015 and 2014 and for each of the two years in the period ended December 31, 2015, which report is included in this Annual Report on Form 10-K of Cleantech Solutions International, Inc.

/s/ RBSM LLP

New York, NY

March 30, 2016